Exhibit 99.1

NEWS RELEASE

6140 Stoneridge Mall Road
CONTACTS:	Suite 590
Albert G. White, III	Pleasanton, CA 94588
VP, Investor Relations and Treasurer	925-460-3663
www.coopercos.com

Kim Duncan
Director, Investor Relations ir@coopercompanies.com

FOR IMMEDIATE RELEASE

THE COOPER COMPANIES ANNOUNCES FIRST QUARTER 2011 RESULTS

PLEASANTON, Calif., March 3, 2011 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the fiscal first quarter ended January 31, 2011.

Revenue increased 13% year-over-year to $293.2 million. CooperVision (CVI) revenue up 13% to $243.6 million and CooperSurgical (CSI) revenue up 12% to $49.6 million.

GAAP earnings per share (EPS) 96 cents, up 52 cents or 118% from last year’s first quarter.

Non-GAAP EPS 85 cents. See “Reconciliation of Non-GAAP EPS to GAAP EPS” shown below.

Free cash flow $44.1 million.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “I am very pleased with the strong start to our fiscal year. We accomplished a lot this quarter including CVI’s acquisition of certain assets of Asahikasei Aime Co., Ltd. (“Aime”) and the refinancing of our senior credit facilities. We also continued to grow revenue and improve margins. We are increasing our guidance for the year and remain confident in our ability to generate strong operating results.”

First Quarter GAAP Operating Highlights

•	Revenue $293.2 million, 13% above first quarter 2010, 12% in constant currency.

•

Gross margin 60% compared with 58% in last year’s first quarter. The improvement in gross margin was largely a result of manufacturing efficiency improvements and product mix within both CVI and CSI, offset in part by costs associated with the 2009 CVI manufacturing restructuring plan.

•

Operating margin 19% compared with 14% in last year’s first quarter. The improvement was driven by gross margin improvements and a one-time gain of $6.1 million related to the settlement of a preexisting agreement related to the acquisition of certain assets of Aime.

•	Depreciation and amortization expense $22.9 million, consistent with last year’s first quarter.

•	Interest expense $7.0 million compared with $10.2 million in last year’s first quarter. Interest expense decreased as a result of lower average debt.

•	Total debt decreased $8.9 million to $602.2 million.

•	Cash provided by operations $72.9 million and capital expenditures $28.8 million resulted in free cash flow of $44.1 million.

•

On January 12, 2011, closed a new $1.0 billion five-year senior unsecured credit facility ($750.0 million revolving line of credit and $250.0 million delayed draw term loan) which replaced the existing $650.0 million revolver. At the same time, called for the redemption of all $339.0 million of outstanding 7.125% senior notes due 2015. Subsequently, on February 15, 2011, redeemed all senior notes.

•	On December 1, 2010, closed the acquisition of certain assets of Aime for a purchase price of approximately $31.4 million.

First Quarter CooperVision (CVI) GAAP Operating Highlights

•	Revenue $243.6 million, up 13% from last year’s first quarter, 12% in constant currency. Revenue includes $5.4 million from the Aime acquisition.

•	Revenue by category:

	(In millions) 1Q11	% of CVI Revenue 1Q11	% chg y/y	Constant Currency % chg y/y
Toric	$75.8	31%	19%	21%
Multifocal	16.6	7%	—	2%
Single-use sphere	52.9	22%	13%	8%
Non single-use sphere, other	98.3	40%	11%	9%

Total	$243.6	100%	13%	12%

•	Revenue by geography:

	(In millions) 1Q11	% of CVI Revenue 1Q11	% chg y/y	Constant Currency % chg y/y
Americas	$96.2	40%	12%	11%
EMEA	90.7	37%	7%	11%
Asia Pacific	56.7	23%	25%	15%

Total	$243.6	100%	13%	12%

•	Selected revenue by material:

	(In millions) 1Q11	% of CVI Revenue 1Q11	% chg y/y	Constant Currency % chg y/y
Proclear	$66.5	27%	7%	9%
Silicone hydrogel	$62.6	26%	53%	56%

•

Gross margin 59% compared with 57% in the first quarter of 2010. The improvement in gross margin was largely a result of manufacturing efficiency improvements and product mix, offset in part by costs associated with the 2009 CVI manufacturing restructuring plan.

First Quarter CooperSurgical (CSI) GAAP Operating Highlights

•	Revenue $49.6 million, up 12% from last year’s first quarter, up 7% excluding acquisitions.

•	Revenue by category:

	(In millions) 1Q11	% of CSI Revenue 1Q11	% chg y/y
Office, other	$27.8	56%	6%
Surgical procedures	18.4	37%	23%
Fertility	3.4	7%	10%

Total	$49.6	100%	12%

•	Gross margin 64%, up from 61% in last year’s first quarter. The improvement in gross margin was largely a result of manufacturing efficiency improvements and product mix.

2011 Guidance

The Company amends its full-year 2011 guidance. Guidance is summarized as follows:

	FY11 Guidance Old	FY11 Guidance New

Revenues (In millions)
Total	$1,250 - $1,280	$1,265 - $1,290
CVI	$1,055 - $1,075	$1,070 - $1,085
CSI	$195 - $205	$195 - $205
EPS
GAAP	$3.25 - $3.45	$3.60 - $3.80
Non-GAAP*	$3.30 - $3.50	$3.70 - $3.90
Free Cash Flow (In millions)	$160 - $190	$180 - $210

*	Excludes the impact of the 2009 CVI manufacturing restructuring plan, items related to acquisitions and costs related to the redemption of our senior notes. See “Reconciliation of Non-GAAP EPS to GAAP EPS” below.

Reconciliation of Non-GAAP EPS to GAAP EPS

To supplement our financial results and guidance presented on a GAAP basis, we use non-GAAP measures that we believe are helpful in understanding our results. As indicated in the table below, the non-GAAP measures exclude restructuring costs and costs related to acquisitions, including the one-time gain on settlement of a preexisting relationship related to the acquisition of certain assets from Aime. We exclude these items because we do not consider them reflective of our ongoing operating performance. Our non-GAAP financial results and guidance are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements and guidance prepared in accordance with GAAP. Management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning and forecasting for future periods.

Non-GAAP net income and diluted EPS for the fiscal first quarter of 2011 excludes a related net gain of $5.1 million or 11 cents per share. Fiscal 2011 guidance excludes costs related to the 2009 CooperVision manufacturing restructuring plan, items related to acquisitions and costs related to the redemption of our senior notes.

The restructuring costs, primarily severance and costs associated with assets related to the closure of the Norfolk manufacturing plant, are recorded primarily in cost of sales. We completed the restructuring plan in the fiscal first quarter of 2011 and recognized total pre-tax restructuring charges under this plan of $23.1 million. We recognized $1.9 million in fiscal 2011, $16.1 million in fiscal 2010 and $5.1 million in fiscal 2009. The acquisition costs, principally legal and other due diligence costs, are primarily recorded in selling, general and administrative expense. We separately reported the one-time gain on settlement of a preexisting relationship related to the acquisition of certain assets from Aime of $6.1 million in operating income. We believe it is useful for investors to understand the effects of these restructuring costs and acquisition items on our total operating results.

We also report revenue growth using the non-GAAP financial measure of constant currency revenue. Management presents and refers to constant currency information so that revenue results may be evaluated excluding the effect of foreign currency rate fluctuations. To present this information, current period revenue for entities reporting in currencies other than United States dollars are converted into United States dollars at the average foreign exchange rates for the corresponding period in the prior year.

	Three Months Ended January 31,
	2011 GAAP	Adjustments	2011 Non-GAAP

Operating income	$54,793	$(3,974)	$50,819
Income before income taxes	$47,108	$(3,974)	$43,134
Provision for income taxes	$1,813	$1,094	$2,907
Net income	$45,295	$(5,068)	$40,227

Diluted EPS	$0.96	$(0.11)	$0.85

	Fiscal 2011 EPS Guidance
	2011 GAAP	Adjustments	2011 Non-GAAP

Diluted EPS	$3.60 - $3.80	$0.10	$3.70 - $3.90

Conference Call and Webcast

The Company will host a conference call today at 5:00 p.m. ET to discuss its first quarter 2011 financial results. The dial in number in the United States is +1-866-783-2138 and outside the United States is +1-857-350-1597. The passcode is 41881151. There will be a replay available approximately two hours after the call ends until Thursday, March 10, 2011. The replay number in the United States is +1-888-286-8010 and outside the United States is +1-617-801-6888. The replay passcode is 14316881. This call will be broadcast live on our website at www.coopercos.com and at www.streetevents.com. A transcript will be available on our website following the conference call.

About The Cooper Companies

The Cooper Companies, Inc. (www.coopercos.com) is a global medical products company that serves the specialty healthcare market through its CooperVision and CooperSurgical business units. Corporate offices are in Pleasanton, CA.

CooperVision (www.coopervision.com) develops, manufactures and markets a broad range of contact lenses for the worldwide vision correction market. Dedicated to enhancing the contact lens experience for practitioners and patients, CooperVision specializes in lenses for astigmatism, presbyopia and ocular dryness. Headquartered in Pleasanton, CA, it manufactures in: Hamble and Hampshire, UK; Juana Diaz, Puerto Rico; and Scottsville, NY.

CooperSurgical (www.coopersurgical.com) develops, manufactures and markets medical devices, diagnostic products and surgical instruments and accessories used primarily by gynecologists and obstetricians. CooperSurgical is a leader in the U.S. OB-GYN market, and its major manufacturing and distribution facilities are located in Trumbull, CT; Pasadena, CA; and Stafford, TX.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including all statements regarding anticipated growth in our revenue, expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in the global or regional general business, political and economic conditions due to the current global economic downturn, including the impact of continuing uncertainty and instability of United States and international credit markets that may adversely affect the Company’s or its customers’ ability to meet future liquidity needs; limitations on sales following new product introductions due to poor market acceptance; new competitors, product innovations or technologies; a major disruption in the operations of our manufacturing, research and development or distribution facilities due to technological problems, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; the impact of acquisitions or divestitures on revenues, earnings or margins; losses arising from future litigation, including the risk of adverse decisions or settlements related to litigation, or product recalls; interest rate and foreign currency exchange rate fluctuations; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; changes in United States and foreign government regulations of the retail optical industry and of the healthcare industry generally; changes in tax laws or their interpretation and changes in effective tax rates; dilution to earnings per share from acquisitions or issuing stock and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	January 31, 2011	October 31, 2010

ASSETS

Current assets:
Cash and cash equivalents	$3,320	$3,573
Trade receivables, net	189,462	197,490
Inventories	239,996	227,902
Deferred tax assets	27,002	28,828
Other current assets	43,563	33,547

Total current assets	503,343	491,340

Property, plant and equipment, net	595,825	593,887
Goodwill	1,268,734	1,261,976
Other intangibles, net	130,380	114,177
Deferred tax assets	25,489	23,072
Other assets	48,167	40,566

	$2,571,938	$2,525,018

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$15,486	$19,159
Other current liabilities	170,588	180,361

Total current liabilities	186,074	199,520

Long-term debt	586,724	591,977
Other liabilities	56,639	46,543
Deferred tax liabilities	20,202	20,202

Total liabilities	849,639	858,242

Stockholders’ equity	1,722,299	1,666,776

	$2,571,938	$2,525,018

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except earnings per share amounts)

(Unaudited)

	Three Months Ended January 31,

	2011	2010
Net sales	$293,229	$260,258
Cost of sales	116,623	110,495

Gross profit	176,606	149,763
Selling, general and administrative expense	113,453	100,578
Research and development expense	9,727	7,626
Restructuring costs	0	363
Gain on settlement of pre-existing relationship	6,080	0
Amortization of intangibles	4,713	4,217

Operating income	54,793	36,979
Interest expense	6,951	10,225
Other expense, net	734	2,328

Income before income taxes	47,108	24,426
Provision for income taxes	1,813	4,003

Net income	$45,295	$20,423

Diluted earnings per share	$0.96	$0.44

Number of shares used to compute earnings per share	47,391	46,123

Soft Contact Lens Revenue Update

Worldwide Market vs. CooperVision (Constant Currency)

The data below is extracted from a compilation of industry participants’ revenue by the Contact Lens Institute (CLI), an independent market research firm. This data is compiled using gross product sales at foreign exchange rates set by CLI. It therefore excludes items such as discounts, rebates, currency hedges and freight reimbursements.

Worldwide Manufacturers’ Soft Contact Lens Revenue

(U.S. dollars in millions; constant currency; unaudited)

	Calendar 4Q10			Calendar 2010
	Market	Market Change	CVI Change	Market	Market Change	CVI Change
Sales by Category
Spheres	$1,188	4%	12%	$4,912	4%	9%
Torics	285	8%	16%	1,188	10%	16%
Multifocal	76	14%	2%	305	18%	2%

WW Soft Contact Lenses	$1,549	5%	12%	$6,405	5%	10%

Sales by Modality
Single Use	$558	5%	13%	$2,265	8%	11%
Other	991	5%	12%	4,140	4%	10%

WW Soft Contact Lenses	$1,549	5%	12%	$6,405	5%	10%

Sales by Material
Hydrogel	$917	(3%)	(1%)	$3,821	(3%)	(4%)
Silicone Hydrogel	632	19%	72%	2,584	20%	95%

WW Soft Contact Lenses	$1,549	5%	12%	$6,405	5%	10%

Sales by Geography
Americas	$579	9%	16%	$2,486	7%	13%
EMEA	485	7%	11%	1,964	6%	12%
Asia Pacific	485	(1%)	5%	1,955	2%	3%

WW Soft Contact Lenses	$1,549	5%	12%	$6,405	5%	10%

United States	$489	10%	18%	$2,137	7%	13%
International	1,060	3%	9%	4,268	5%	9%

WW Soft Contact Lenses	$1,549	5%	12%	$6,405	5%	10%

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